Dear LifeVantage Shareholders:

As we begin fiscal year 2009, I want to take this opportunity to thank you for your continued support and interest in LifeVantage Corporation. I am pleased to share that there have been significant strides made in strengthening the Company since my tenure began in mid-January, and I want to take this opportunity to provide you with an update on the recent Company’s activities. In addition, I would like to provide you with an overview of the strategic direction of LifeVantage.

I.	Strengthened Management Team.

With the addition of Jan Strode in Public Relations, Peter Baloff in Marketing, and Ben Seeman in Sales, the Company now has a team of experienced industry veterans with a proven track record of building successful companies in the nutraceuticals arena. Each of these executives have accomplished notable achievements in a short period of time and a summary of their activities is presented below.

A.	Public Relations Activities.

Jan Strode has been devoting her time to educating and re-acquainting regional and national media outlets with the Protandim® story. She recently completed a week long national media tour in New York, meeting with editors and television producers to discuss Protandim® story ideas. The most common question raised by reporters is in regard to what has happened with the Company and the product since the 2005 ABC PrimeTime coverage. The media is greatly interested in the corporate changes the Company has recently undergone, as well as the ongoing product research.

Recently, we have received positive feedback from two major media outlets regarding their desire to do stories in the near future on the Company. Additionally, we are finalizing details on a regional television news story to be produced by the San Diego Fox network affiliate. Other stories are in the pipeline and we will keep you apprised as they develop. Jan and I have scheduled meetings in August to meet with a number of magazines and other media outlets that will further increase the public relations momentum.

B.	Marketing Initiatives.

We have also been extremely busy in the marketing arena. Under the direction of Peter Baloff, we have developed three direct response television commercials. They are available for viewing at the Company’s corporate website, www.Lifevantage.com, under the Investor Information tab. These commercials first aired as part of a media test in May. That test provided increased exposure, which led to more sales from inbound calls and greater traffic to the Company’s product website. It also provided important information that led to revisions to the commercials, as well as to the choice of networks where commercials will air. We are currently running a second test, that will continue through the month of July and which is already proving the wisdom of those changes.

I invite all of you to visit the Protandim® website (www.protandim.com) which has been significantly revised and updated. It went live the last week of June and we have seen a marked increase in sales conversions as a result. Website traffic is up as a result of our online marketing initiatives and we are closely monitoring the traffic in order to lower our customer acquisition costs. E-mail promotions have also been successful and we will continue to use that tool as an inexpensive way to attract new customers and communicate with existing customers.

We have also begun testing the efficacy of radio commercials through a test in Denver. The spots are designed to not only generate inbound sales calls, but to increase brand awareness so that we can support retail sales at retailers like GNC and Vitamin Cottage in the area.

The Company will continue to strive to aggressively increase brand awareness. However, marketing expenditures will not be made rashly. Rather, we will continue to test and measure the efficacy of marketing initiatives in a fiscally responsible manner.

C.	Sales Update.

Upon joining the Company, members of our management team discovered that the Protandim® brand image needed to be improved and updated. Such changes cannot occur overnight, but we are making significant progress and I am pleased that we have been able to stop the sales erosion the Company had been experiencing, while establishing a solid foundation for sales growth moving forward.

To that end, we have been moving aggressively to strengthen our relations with existing retailers like GNC. As a result of programs that Ben Seeman has instituted, I am very optimistic that our sales at GNC will improve significantly. Ben has already successfully secured some of the most well-respected brokers in the industry to help increase distribution and sales. These brokers are paid a percentage of sales and normally only work with companies much larger than LifeVantage, but due to their relationship with Ben, as well as their genuine excitement about the product, they are moving forward rapidly to get the product into additional natural products outlets.

On the international front, Nutranomics, Inc., our licensee for Japan, Taiwan and Hong Kong, reports that the registration process for Japan is moving along well. It has taken a little longer than originally expected, due to recent additional requirements imposed by the Japanese government, but we expect formal governmental approval to issue in the near future. Negotiations with Japanese companies interested in buying Protandim® continue in anticipation of receiving governmental approval and interest in the product remains strong. Additionally, the Company is in talks with several other companies interested in licensing, brokering or distributing the product internationally.

II.	Science and Research Activities.

More than 20 scientific studies utilizing Protandim® are underway, due to the product’s proven ability to decrease oxidative stress and the known link between oxidative stress and the various diseases and conditions being studied.

Recently, the Company was notified of the completion of two major studies at well-known institutions. The results were extremely positive, which has led the researchers in each case to submit their findings to prestigious journals for publication. We will have more details to report regarding these studies in the next few months. Additionally, two new studies utilizing the product have been approved and are about to get underway. Finally, the Company has been asked to participate in a landmark, large-scale study that will measure not only TBARS, but other significant markers of oxidative stress.

III.	Operations.

The Company intends to move most of its manufacturing requirements to Cornerstone Research and Development, Inc., a subsidiary of Mitsui Corporation. This will allow us to achieve a significant reduction in our cost of goods. Cornerstone is well-known in the industry and will also provide great assistance in future product development efforts.

Another significant operational announcement is that the Company will move its corporate headquarters from Denver to San Diego, California, effective August 1. This move will not only increase the effectiveness of senior management, most of whom reside in Southern California, but will give the Company a fresh look in an area well-known for medical and bio-tech research and development.

IV.	Product Development.

The Company recently announced exciting news about a revolutionary skin care system that it has been developing using the ingredients found in Protandim®, together with other ingredients proven to be effective in diminishing fine line wrinkles, age spots and other signs of aging in the skin. The products will be tested in a clinical setting under direction of Dr. Kimberly Stone, a Denver area dermatologist. The study will commence this month and we are optimistic that positive results will be reported. The study will continue for 60 days and, if earlier preliminary results are duplicated, will lead to the introduction of two exciting new products in the fall.

V.	Future Activities.

With all of this activity, you can see why I am so excited about the Company’s prospects for this new fiscal year. At retail, we are concentrating on improving product movement on a per store basis and increasing our current penetration of approximately 3,000 retail outlets to a significantly larger percentage of the approximately 10,000 points of sale in the natural products retail industry. In addition, we are moving forward to make the product available through health care practitioners such as chiropractors, naturopaths and others. That market could add an additional 60,000 points of sale. There is also interest among medical practitioners such a dermatologists, as well as from independent pharmacies, health clubs and spas. I am confident we will make significant in-roads into each of these markets.

As for our direct marketing efforts, I am pleased that we are driving more unique visitors to our website and converting more of them into customers. We will continue those efforts, even as we continue to strive to increase the length of time a customer remains with us.

Other initiatives, such as international licensing and new product development will also continue, with a consistent emphasis on building the brand.

VI.	Final Thoughts.

I was initially attracted to LifeVantage Corporation because Protandim® is, in my opinion, unlike any product I have seen in my many years in the industry. Regardless of any anti-aging properties, Protandim® can undoubtedly improve our quality of life during the time that we do have. I can unequivocally state that everyone should take this product, which leads to a very large market!

I want you to know that my team and I do not take lightly our duty to maximize shareholder value. That is why we are establishing the fundamental basis necessary for sustained growth and long-term value. We will not just “swing for the fences” and hope we hit a home-run. Rather, we are utilizing proven sales and marketing techniques that we believe will result, not only in increased brand recognition, but increased sales and profitability.

I have great optimism for the future and look forward to the ride together.

Sincerely,

David W. Brown

President/CEO

This letter to shareholders contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties including the risk that sales of our product may not continue at the levels discussed in this letter. These risks and uncertainties may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. These and other risk factors are discussed in greater detail in the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2007, and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this letter. All forward-looking statements are based on information currently available to the Company, and the Company undertakes no obligation to revise or update these forward-looking statements.